EXHIBIT 99.1

Dana to Pay Increased Dividend on Common Stock;
Increases, Extends Share Repurchase Program

MAUMEE, Ohio, February 11, 2026 – Dana Incorporated (NYSE: DAN) announced today that its board of directors has declared a dividend on its common stock.

The board declared a quarterly dividend of $0.12 per share, payable March 20, 2026, to holders of Dana common stock as of February 27. This is an increase of 20 percent over the prior quarterly dividend.

Also today, the board of directors increased and extended the share repurchase program from $1 billion by 2027 to a total of $2 billion by 2030, including the $750 million already returned under the program.

“The dividend increase and expanded share repurchase program underscore the board’s confidence in Dana’s strategy, long-term financial strength, and our commitment to delivering enhanced returns to shareholders,” said Timothy Kraus, Senior Vice President and Chief Financial Officer.

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions that power vehicles and machines in all mobility markets across the globe. The company is shaping sustainable progress through its conventional and clean-energy solutions that support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported preliminary sales of $7.5 billion in 2025 with 28,000 people in 24 countries across six continents. Learn more at dana.com.

Contact
Craig Barber

419.887.5166